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                                                                      Exhibit 11

 Xerox Corporation

                   Computation of Net Income Per Common Share
       (Dollars in millions, except per-share data; shares in thousands)

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
                                                                              Three months ended
                                                                                   March 31,
                                                                              2002          2001
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
I. Basic Net (Loss) Earnings Per
     Common Share

      Net (Loss) Income                                                    $   (46)     $    222
      Accrued dividends on ESOP Preferred Stock                                  -           (12)
                                                                           -------      --------
      Adjusted Net Income                                                  $   (46)     $    210
                                                                           =======      ========

      Average common shares outstanding during the period                  724,135       678,518

      Common shares issuable with respect to exchangeable
         shares                                                              1,504         1,817

      Adjusted average shares outstanding for the period                   725,639       680,335
                                                                           =======      ========
      Basic (Loss) Earnings per share                                      $ (0.06)     $   0.31
                                                                           =======      ========

II. Diluted Net Income Per
    Common Share

      Net (Loss) Income
                                                                           $   (46)     $    222
      ESOP expense adjustment, net of tax
                                                                                 -            (7)
                                                                           -------      --------
      Adjusted Net (Loss) Earnings Income                                  $   (46)     $    215
                                                                           =======      ========

      Average common shares outstanding during the period                  724,135       678,518

      Convertible Debt                                                           -         1,992
      Common shares issuable with respect to exchangeable
         shares                                                              1,504         5,074

      ESOP Preferred Stock                                                       -        96,111
                                                                           =======      ========
      Adjusted average shares outstanding for the period                   725,639       781,695
                                                                           =======      ========
      Diluted (Loss) Earnings per share                                    $ (0.06)     $   0.28
                                                                           =======      ========
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